UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2022

LOCAL BOUNTI CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40125	98-1584830
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 W. Main St.

Hamilton, MT 59840

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (800) 640-4016

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Third Amendment to Credit Agreements

As previously disclosed, in September 2021, Local Bounti Corporation (the “Company”), along with certain subsidiaries of the Company, and Cargill Financial Services International, Inc. (“Cargill Financial”) entered into (a) a credit agreement (the “Original Senior Credit Agreement”) and (b) a subordinated credit agreement (the “Original Subordinated Credit Agreement” and, together with the Original Senior Credit Agreement, the “Original Credit Agreements”). Also as previously disclosed, in March 2022 and August 2022, the Company, along with certain subsidiaries of the Company and Cargill Financial, entered into that certain First Amendment to Credit Agreements and Subordination Agreement and that Second Amendment to Credit Agreements, respectively, to amend the Original Credit Agreements (as amended, the “Credit Agreements”).

On December 30, 2022, the Company, along with certain subsidiaries of the Company, entered into a Third Amendment to Credit Agreements (the “Third Amendment”) with Cargill Financial to further amend the Credit Agreements. The Third Amendment (i) reduces the amount of cash required to be held in the debt service reserve account for the Credit Agreements by approximately $10.0 million; (ii) modifies the payment date of regularly scheduled interest and principal payments and certain other payments under the Credit Agreements from the last Business Day of the applicable quarter to the first Business Day of the subsequent quarter; (iii) allows for the payment in kind of the quarterly interest payment due and payable for the quarter ending December 31, 2022; and (iv) implements a capital expenditures covenant which limits capital expenditures to existing projects and restricts aggregate capital expenditures for existing projects in excess of amounts set forth in the applicable construction budget to $1,000,000 in any fiscal year. The aggregate amount of outstanding loans and undrawn commitments under the Credit Agreements remains at $170.0 million (plus interest paid in kind).

On January 6, 2023, the Company, along with certain subsidiaries of the Company, entered into a Fourth Amendment to Credit Agreements (the “Fourth Amendment”) with Cargill Financial to further amend the Credit Agreements, as amended by the Third Amendment. The Fourth Amendment reduces the minimum liquidity covenant in each of the Credit Agreements from $20.0 million to $11.0 million (or $10.0 million following a qualified offtake arrangement).

All capitalized terms above that are not defined elsewhere have the meanings ascribed to them in the Third Amendment, Fourth Amendment or the Credit Agreements, as applicable. The foregoing descriptions of the Third Amendment and Fourth Amendment and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of the Third Amendment and Fourth Amendment, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1†	Third Amendment to Credit Agreements, dated as of December 30, 2022, by and among Local Bounti Operating Company LLC, Local Bounti Corporation, the guarantors party thereto and Cargill Financial Services International, Inc.

10.2†	Fourth Amendment to Credit Agreements, dated as of January 6, 2023, by and among Local Bounti Operating Company LLC, Local Bounti Corporation, the guarantors party thereto and Cargill Financial Services International, Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

†

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Local Bounti Corporation

	By:	/s/ Kathleen Valiasek
	Name:	Kathleen Valiasek
	Title:	Chief Financial Officer
Date: January 6, 2023